Exhibit 99.3

                                   F&M BANCORP
           Conversion of Home Federal Stock Options Held by Directors
                               November ___, 1996

         Pursuant to Section 9.4 of the Plan and Agreement to Merge (the "Plan") dated as of April 2, 1996, by and between F&M Bancorp ("F&M Bancorp") and Home Federal Corporation ("Home Corporation") F&M Bancorp hereby grants to you substitute stock options as approved by the Compensation Committee and as set forth below.

                  Each Home Corporation stock option held by you is hereby converted into an F&M Bancorp stock option which entitles you to purchase a number of shares of F&M Bancorp Common Stock equal to the number of shares of Home Corporation Common Stock (as to each whole share) which could have been purchased under each Home Corporation stock option multiplied by the Conversion Ratio (as defined in the Plan). The per share exchange price of each F&M Bancorp stock option granted hereunder shall be equal to the price per share set forth in each Home Corporation stock option divided by the Conversion Ratio (as defined in the Plan), rounded up to the nearest whole cent.

Conversion Calculation:

Conversion Ratio:  ___________.
Name of Director:  _______________________
Home Corporation stock options:

                   Shares Subject
   Date of Grant     to Option           Expiration Date          Exercise Price




F&M Bancorp substitute stock options:

                   Shares Subject
   Date of Grant      to Option          Expiration Date          Exercise Price








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         IN WITNESS WHEREOF,  having been duly  authorized,  we have signed this document as of the ____ day of November, 1996.

                                   F&M BANCORP

                                   By: _____________________________________
                                   Name:  Faye E. Cannon
                                   Title: President and Chief Executive Officer

                                   By: _____________________________________
                                   Name:    Gordon M. Cooley
                                   Title:   Secretary



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